                                                                    EXHIBIT 28.3





                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549



                                    FORM 11-K



                [X]  ANNUAL REPORT PURSUANT TO SECTION 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                 (FEE REQUIRED)

                     FOR THE FISCAL YEAR ENDED FEBRUARY 28, 1996

                [ ]  TRANSITION REPORT PURSUANT TO SECTION
                     15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                     FOR THE TRANSITION PERIOD FROM _________ TO _______

                          COMMISSION FILE NUMBER 1-5858


                               UNIVAR CORPORATION
                      UNI$AVER TAX SAVINGS INVESTMENT PLAN
               ---------------------------------------------------




                               UNIVAR CORPORATION
          ------------------------------------------------------------




                                 P.O. Box 34325
                             Seattle, WA 98124-1325

                    ----------------------------------------

ITEM 1.         FINANCIAL STATEMENTS

                See attached financial statements. Reference is made to Form S-8, Registration Statement, File No. 33-34511 for a description of the Plan.


SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed by the undersigned thereunto duly authorized.

    UNIVAR CORPORATION
    UNI$AVER TAX SAVINGS INVESTMENT PLAN




Date:  June 21, 1996                   By: /s/ Gary E. Pruitt
       ---------------                   --------------------
                                         Gary E. Pruitt
                                         Chief Financial Officer
                                         Chairman of Administrative Committee

                               UNIVAR CORPORATION
                               UNI$AVER TAX SAVINGS INVESTMENT PLAN
                                 (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)

                               FINANCIAL STATEMENTS
                               AS OF DECEMBER 31, 1995 AND 1994
                               TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Administrative Committee of the
Univar Corporation Uni$aver Tax
Savings Investment Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Univar Corporation Uni$aver Tax Savings Investment Plan as of December 31, 1995 and 1994, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1995. These financial statements and the supplemental schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 1995 and 1994, and the changes in its net assets available for plan benefits for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for plan benefits and the statement of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.







Seattle, Washington,
  June 7, 1996

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN
                   (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)


   STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION

                             AS OF DECEMBER 31, 1995



                                                                      Participant Directed
                                          ---------------------------------------------------------------------------
                                            Growth     International               Lifepath    Lifepath      Lifepath
                                            Stock         Equity       S&P 500       2000        2010          2020
                                          ----------   -------------  ----------   --------   ---------    ----------
CASH AND CASH EQUIVALENTS:
   Non-interest bearing cash              $    4,134    $      849    $    3,864   $    412   $      619   $      619
   Interest bearing cash                        --            --            --         --           --           --

INVESTMENTS, at fair value:
   Univar Corp. common stock                    --            --            --         --           --           --
   Shares of registered investment
     companies                             9,318,774     1,914,417     8,709,516    928,457    1,395,547    1,395,042
   Participant loans receivable                 --            --            --         --           --           --

INVESTMENTS, at contract value:
      GICs                                      --            --            --         --           --           --

ACCRUED PLAN EXPENSES AND OTHER               (1,400)         (288)       (1,307)      (138)        (210)        (209)
                                          ----------    ----------    ----------   --------   ----------   ----------
             Net assets available for
               plan benefits              $9,321,508    $1,914,978    $8,712,073   $928,731   $1,395,956   $1,395,452
                                          ==========    ==========    ==========   ========   ==========   ==========

                                                                                                          Non-
                                                                                                      Participant
                                                            Participant Directed                       Directed
                                       ------------------------------------------------------------   -----------
                                       Lifepath    Lifepath        Fixed      Company                   Company
                                         2030       2040          Income       Stock        Loan         Stock        Total
                                       --------    --------    ------------  ----------   ---------   -----------  -----------
CASH AND CASH EQUIVALENTS:
   Non-interest bearing cash           $    108    $     66    $   (64,097)  $   30,388   $      915  $   34,859   $    12,736
   Interest bearing cash                   --          --             --        165,534         --       189,893       355,427

INVESTMENTS, at fair value:
   Univar Corp. common stock               --          --             --      5,045,538         --     5,788,028    10,833,566
   Shares of registered investment
     companies                          243,780     149,669           --           --           --          --      24,055,202
   Participant loans receivable            --          --             --           --      2,063,279        --       2,063,279

INVESTMENTS, at contract value:
      GICs                                 --          --       11,840,120         --           --          --      11,840,120

ACCRUED PLAN EXPENSES AND OTHER             (37)        (22)        (1,769)        (788)        (310)       (901)       (7,379)
                                       --------    --------    -----------   ----------   ----------  ----------   -----------
             Net assets available for
               plan benefits           $243,851    $149,713    $11,774,254   $5,240,672   $2,063,884  $6,011,879   $49,152,951
                                       ========    ========    ===========   ==========   ==========  ==========   ===========


        The accompanying notes are an integral part of these statements.

                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN
                   (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)


   STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND INFORMATION

                             AS OF DECEMBER 31, 1994

                                                                                                           Non-
                                                                                                        Participant
                                                        Participant Directed                             Directed
                                    ------------------------------------------------------------------   ---------
                                      Company                                                             Company
                                       Stock     Fixed Income     Equit y      Balanced       Loan         Stock         Total
                                    ----------   ------------   -----------   ----------    ----------   ----------   -----------
CASH AND CASH EQUIVALENTS:
  Noninterest bearing cash          $   77,478    $      --     $      --     $     --      $     --     $   94,047   $   171,525
  Interest bearing cash                 54,109      2,718,993     7,237,044      567,759          --         65,681    10,643,586

INVESTMENTS, at fair value
  Univar Corporation common stock    5,854,383           --            --           --            --      7,106,395    12,960,778
  Common stock -                          --             --       6,259,680       920,103         --            --      7,179,783
  Participant loans receivable            --             --            --           --       1,420,655         --       1,420,655

INVESTMENTS, at contract value
  GICs with insurance companies           --       11,994,849          --           --            --           --      11,994,849

RECEIVABLES:
  Employer's contributions                --           10,967          --           --            --        119,238       130,205
  Participants' contributions           69,560         96,679       159,278       25,301          --           --         350,818
  Interest and dividends                  --             --          14,877          875          --           --          15,752

PENDING INTERFUND TRANSFERS              9,189        (37,899)      (15,924)      21,124        12,355       11,155          --

ACCRUED PLAN EXPENSES AND OTHER        (15,092)       (23,788)      (26,837)      (2,747)         --        (18,319)      (86,783)
                                    ----------    -----------   -----------   ----------    ----------   ----------   -----------
     Net assets available for plan
          benefits                  $6,049,627    $14,759,801   $13,628,118   $1,532,415    $1,433,010   $7,378,197   $44,781,168
                                    ==========    ===========   ===========   ==========    ==========   ==========   ===========


        The accompanying notes are an integral part of these statements.

                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN
                   (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)


    STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS WITH FUND
                                  INFORMATION

                      FOR THE YEAR ENDED DECEMBER 31, 1995



                                                                     Participant Directed
                                    -----------------------------------------------------------------------------------------------
                                     Growth     International               Lifepath    Lifepath     Lifepath    Lifepath  Lifepath
                                      Stock         Equity       S&P 500      2000        2010         2020        2030      2040
                                    ----------  -------------  ----------   --------   ----------   ----------   --------  --------
NET INVESTMENT INCOME (LOSS):
   Net appreciation (depreciation)
     in fair value of investments   $1,698,712   $  178,853    $2,248,676   $ 84,571   $  152,089   $  253,574   $ 31,524  $ 18,415
   Interest                             10,134        2,082         9,471      1,009        1,518        1,519        265       161
   Dividends                               -            -             -          -            -            -          -         -
                                    ----------   ----------    ----------   --------   ----------   ----------   --------  --------
           Total net investment
              income (loss)          1,708,846      180,935     2,258,147     85,580      153,607      255,093     31,789    18,576

CONTRIBUTIONS:
   Participants'                     1,188,794      331,653       907,220     64,446      146,056      177,001     53,269    17,385
   Employer's                            8,807        2,435         8,121      4,731        1,681          165        332       313
                                    ----------   ----------    ----------   --------   ----------   ----------   --------  --------
           Increase (decrease) in
              net assets             2,906,447      515,023     3,173,488    154,757      301,344      432,259     85,390    36,274

TRANSFERS TO NEW (FROM OLD) FUND
   OPTIONS                                 -            -      13,628,118        -            -      1,532,415        -         -

DISTRIBUTIONS:                        (160,647)     (21,546)   (1,058,022)      (283)      (2,412)     (20,110)    (1,144)      (18)

NET INTERFUND TRANSFERS              6,604,733    1,428,677    (7,002,209)   776,435    1,100,880     (544,170)   160,694   114,031

PLAN EXPENSES AND OTHER                (29,025)      (7,176)      (29,302)    (2,178)      (3,856)      (4,942)    (1,089)     (574)
                                    ----------   ----------    ----------   --------   ----------   ----------   --------  --------
           Increase (decrease) in
              net assets             9,321,508    1,914,978     8,712,073    928,731    1,395,956    1,395,452    243,851   149,713

NET ASSETS AVAILABLE FOR PLAN
   BENEFITS, beginning of year             -            -             -          -            -            -          -         -
                                    ----------   ----------    ----------   --------   ----------   ----------   --------  --------
NET ASSETS AVAILABLE FOR PLAN
   BENEFITS, end of year            $9,321,508   $1,914,978    $8,712,073   $928,731   $1,395,956   $1,395,452   $243,851  $149,713
                                    ==========   ==========    ==========   ========   ==========   ==========   ========  ========

                                                                                                            Non-
                                                                                                         Participant
                                                                                                          Directed
                                     -----------------------------------------------------------------   ----------
                                       Fixed        Company                                                Company
                                       Income        Stock         Loan         Equity       Balanced       Stock         Total
                                     -----------   ----------   ----------   ------------   ----------    ----------   -----------
NET INVESTMENT INCOME (LOSS):
   Net appreciation (depreciation)
     in fair value of investments    $       -     $ (888,502)  $      -     $        -     $      -     $(1,996,246)  $ 1,781,666
   Interest                              637,877          -         91,215            -            -             -         755,251
   Dividends                                 -            -            -              -            -             -             -
                                     -----------   ----------   ----------   ------------   ----------   -----------   -----------
           Total net investment
              income (loss)              637,877     (888,502)      91,215            -            -      (1,996,246)    2,536,917

CONTRIBUTIONS:
   Participants'                       1,715,469      570,888        1,755            -            -             -       5,173,936
   Employer's                             48,403          -            -              -            -       1,733,851     1,808,839
                                     -----------   ----------   ----------   ------------   ----------   -----------   -----------
           Increase (decrease) in
              net assets               2,401,749     (317,614)      92,970            -            -        (262,395)    9,519,692

TRANSFERS TO NEW (FROM OLD) FUND
   OPTIONS                                   -            -            -      (13,628,118)  (1,532,415)          -             -

DISTRIBUTIONS:                        (2,886,718)    (236,034)    (112,790)           -            -        (530,311)   (5,030,035)

NET INTERFUND TRANSFERS               (2,477,882)    (251,048)     653,903            -            -        (564,044)          -

PLAN EXPENSES AND OTHER                  (22,696)      (4,259)      (3,209)           -            -          (9,568)     (117,874)
                                     -----------   ----------   ----------   ------------   ----------   -----------   -----------
           Increase (decrease) in
              net assets              (2,985,547)    (808,955)     630,874    (13,628,118)  (1,532,415)   (1,366,318)    4,371,783

NET ASSETS AVAILABLE FOR PLAN
   BENEFITS, beginning of year        14,759,801    6,049,627    1,433,010     13,628,118    1,532,415     7,378,197    44,781,168
                                     -----------   ----------   ----------   ------------   ----------   -----------   -----------
NET ASSETS AVAILABLE FOR PLAN
   BENEFITS, end of year             $11,774,254   $5,240,672   $2,063,884   $        -     $      -     $ 6,011,879   $49,152,951
                                     ===========   ==========   ==========   ============   ==========   ===========   ===========


The accompanying notes are an integral part of this statement.

                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1995

1.  DESCRIPTION OF THE PLAN:

The Univar Corporation Uni$aver Tax Savings Investment Plan (the Plan) is a contributory, defined contribution investment plan for all salaried personnel of Univar Corporation (the Company) after 30 days of employment. Union employees are also eligible, provided the union also participates in Univar Corporation's (Univar) health insurance and pension plans. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The following description of the Plan is provided for general information purposes only. More complete information regarding the Plan's provisions may be found in the plan document.

Employees may contribute from 2% to 16% of their compensation to the Plan up to annual limits as defined by the Plan and the Internal Revenue Code (IRC). The Company contributes 50% of the first 6% of each employee's contributions, which is the equivalent of up to 3% of the employee's gross income. Employee contributions vest immediately, whereas Univar contributions vest at the rate of 20% per year based on continuous years of service.

Forfeitures are used to offset future employer contributions.

Employee contributions to the Plan are invested at the direction of the participants in any of the following 10 funds.

                                            Number of
                                             Active
                                          Participants
                                          ------------
Growth Stock Fund                                 909
International Equity Fund                         431
S&P 500 Fund                                      966
Lifepath 2000 Fund                                 60
Lifepath 2010 Fund                                143
Lifepath 2020 Fund                                233
Lifepath 2030 Fund                                 76
Lifepath 2040 Fund                                 38
Fixed Income Fund                                 969
Company Stock Fund                              1,624

All employer contributions are placed solely in the Company Stock Fund, although participants age 50 or older have a one-time election to have their employer contributions placed in any one fund or in the same allocation that the employee contributions are invested.

The Plan allows participants to borrow from the vested portion of their employee contribution accounts, up to the lower of 50% of the balance of those accounts or $50,000. All loans have five-year repayment terms with interest rates ranging from 5.95% to 9%.

Trustee and administrative fees are paid by the Plan.

Upon termination of service due to death, disability or retirement, a participant may elect to begin receiving benefit payments, leave the funds invested in the Plan or roll their funds into another qualified plan.

Individual accounts are maintained for each Plan participant's share of Plan income, the employer's contribution and the participants' contribution. Allocations of income and plan expenses are based on the participant account balances as defined by the Plan.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Plan uses the accrual basis of accounting. Under a trust agreement, BZW Barclays Global Investors was appointed trustee for the Plan. The Plan is administered by the employee benefits committee, which is appointed by Univar's board of directors. Interest income is recorded as earned. Benefits are recorded when paid. Net appreciation (depreciation) in fair value of assets represents the change in the fair value of assets between years.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results are likely to differ from those estimates and it is possible the difference may be significant.

Fair Value of Investments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash Equivalents - These are stated at cost, which approximates market value.

         Equity Securities - Based upon quoted market prices.

         Guaranteed Investment Contracts (GIC) - The GICs invested in by the Plan are stated in the financial statements at contract value as they are all fully benefit responsive (excluding Confederation Life). The fair value and other information pertinent to the value of the guaranteed investment contracts, as of December 31, 1995, is as follows:

                                                       Percentage
      Issuer                                             of Fund           Rate        Maturity        Fair Value
      ------                                           ----------          -----       --------        ----------
Confederation Life                                        12.5%            9.18%        3/30/95        $1,462,908
Hartford Life                                             17.2%            6.58%        3/31/99         2,070,549
New York Life Insurance Co.                               22.9%            8.38%        9/30/96         2,730,387
Principal Mutual Life                                     12.9%            5.63%        9/29/98         1,600,557
Provident Life and Accident Insurance                     22.1%            5.40%        3/31/98         2,580,108
Wells Fargo GIC Fund                                      12.4%           various       various         1,523,616
                                                         ------
                                                         100.0%
                                                         ======

Confederation Life has been seized by the Canadian government. The contract value recorded by the Plan at December 31, 1995, was $1,462,908, which was not received as of the contract maturity date, March 30, 1995 or the financial statement date, December 31, 1995. According to an agreement between the Plan and Univar, at the time the Confederation Life investment contract is settled, if the Plan realizes less than full contract value, Univar has agreed to pay to the Plan an amount equal to contract value, less any amounts received from Confederation Life. This guaranteed investment contract is not currently accruing interest.

3.  INVESTMENTS:

Individual investments that represent 5% or more of the net assets available for plan benefits as of December 31, 1995 and 1994, are listed as follows:


                                                     Number of
                                                     Shares or         Fair
                                                  Principal Value      Value
                                                  ---------------   ------------
1995:
- -----
  Univar Corporation Common Stock                       1,394,578   $ 10,833,566
  New York Life Insurance Co., GIC #GA-06108,
    8.38%, due September 30, 1996                       2,695,543      2,730,387
  Provident Life & Accident Insurance,
    GIC #627-05496, 5.4%, due March 31, 1998            2,607,847      2,580,108
  Growth Stock Fund                                       540,219      9,318,774
  S&P 500 Fund                                            385,889      8,709,516

1994:
- -----
  Wells Fargo Bank Money Market Fund                   10,643,586     10,643,586
  Univar Corporation Common Stock                         942,602     12,960,778
  Hartford Life, GIC #GA-9906, 6.58%,
    due March 31, 1999                                  2,098,001      2,098,001
  New York Life Insurance Co., GIC #GA-06108,
    8.38%, due September 30, 1996                       4,113,740      4,113,740
  Provident Life & Accident Insurance,
    GIC #627-05496, 5.4%, due March 31, 1998            2,729,556      2,729,556

4.  INVESTMENT OPTIONS:

As of January 1, 1995, the Company changed its trustee and record keeper for the Plan. For the plan year ended December 31, 1995, BZW Barclays Global Investors served as the trustee and record keeper for the Plan. On January 1, 1995, the Plan transferred all money out of the following funds:

     The Equity Fund - This fund represented a long-term investment program that emphasized growth of dollars invested. Accounts were invested almost exclusively in common stock.

     The Balanced Fund - This fund invested in both equity and debt securities in order to obtain a reasonable return while limiting the overall level of risk.

Plan participants are able to select from among the following 10 investment funds for the plan year beginning January 1, 1995.

     The Fixed Income/Income Accumulation Fund - This fund seeks to provide a stable level of income without significant principal volatility.

     S&P 500 Stock Fund - This common stock fund seeks to approximate the total return of the Standard & Poor's 500 Index (S&P 500 Index) before fees and expenses and also to provide investors with long-term capital growth and income.

     Growth Stock Fund - This fund seeks to outperform the S&P 500 Index over a period of three to five years. The fund invests primarily in equities that are expected to generate above average rates of growth in revenues and earnings. The Fund manager seeks to limit the overall level of risk in the portfolio through diversification and the use of up to 30% money market securities.

     International Equity Fund - This fund invests in over 1,000 foreign stocks for the equity markets in some of the most highly capitalized countries in the world. Stocks are chosen in proportions determined by the EAFE Index (Europe, Australia and Far East Index). The fund may invest up to approximately 10% of its assets in short-term money market securities and foreign and foreign equity securities which can be easily and quickly liquidated.

     Company Stock Fund - This fund invests in the Company's stock, with a small portion held in cash reserves.

     LifePath Funds (5 selections) - Each LifePath Fund aims for its highest return (and accepts its highest risk) early on, then gradually shifts into an increasingly conservative investment mix. The level of investment risk in each LifePath Fund is also adjusted in response to market conditions.

5.  DISTRIBUTIONS TO PARTICIPANTS:

Participants are entitled to their vested benefits upon termination from the Plan. At the end of each plan year, unvested contributions are forfeited for all terminated employees and are used to reduce future employer contributions; however, if a participant re-enters the Plan within five years subsequent to termination, and if the participant repays within that same period the exact amount of benefits received attributable to employer contributions, the amount of any unvested benefits at the participant's original termination date is contributed to their account. At December 31, 1995 and 1994, there were $11,587 and $21,555 of unvested contributions related to terminated employees, respectively.

6.  FEDERAL INCOME TAXES:

The Plan was amended on January 1, 1993, to incorporate the provisions discussed in Note 1. Although no determination letter has been received from the Internal Revenue Service (IRS) regarding the most recent amendment, Univar's management and the Plan's third-party administrator believe that the Plan, as amended and operated, is in compliance with the applicable requirements of the Internal Revenue Code for tax-exempt status. Prior to the most recent amendment, the Plan had received a favorable IRS determination letter and has been exempt from federal income taxes. Accordingly, no provision for income taxes has been made.

7.  PLAN TERMINATION:

Although it has not expressed any intent to do so, Univar has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination or partial termination, participants will have a nonforfeitable interest in the vested portion of their account balances.

8.  BENEFITS PAYABLE:

In accordance with generally accepted accounting principles for employee benefit plans, the Plan classifies benefits owed to vested, terminated participants as a component of net assets available for plan benefits rather than as a liability. Benefits payable as of December 31, 1995 and 1994, were $1,083,569 and $2,375,569, respectively.

These benefits payable are classified as a liability in the Plan's Form 5500, filed with the Internal Revenue Service and the Department of Labor. The following table reconciles the accompanying financial statements to the Form 5500:

                                    Net                            Net
                              Assets Available                 Assets Available
                              for Plan Benefits      1995      for Plan Benefits
                              December 31, 1995    Benefits    December 31, 1994
                              -----------------   ----------   -----------------
  As reported in Form 5500    $      48,069,382   $3,738,035   $      42,405,599
  1994 benefits payable                  -         2,375,569           2,375,569
  1995 benefits payable               1,083,569   (1,083,569)             -
                              -----------------   ----------   -----------------
  As reported in the
    accompanying financial
    statements                $      49,152,951   $5,030,035   $      44,781,168
                              =================   ==========   =================

9.  RECLASSIFICATIONS:

Certain reclassifications have been made to conform the 1994 financial statements to the 1995 presentation.

10.  RELATED PARTIES:

The Plan invests its funds in various investments and investment funds that are related parties of the Plan. The Company Stock Fund invests in the common stock of Univar Corporation. The Fixed Income Fund has holdings in the Wells Fargo GIC Fund. The Plan owns shares of BZW Barclays Global Investors Growth Stock, International Equity, S&P 500 and the Lifepath Funds. Each of these entities is considered a party-in-interest.

11.  SUBSEQUENT EVENT:

During June 1996, the Company announced it was to be acquired by Pakhoed Investeringen B.V. The effects of this change in control of the Company on the Plan have not yet been determined.

                                                                      SCHEDULE 1
                                                                     Page 1 of 3

                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN

                  (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)

                                    ITEM 27a
                                    --------

                 SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                DECEMBER 31, 1995


                                                                Number of
                                                                Shares or           Growth Stock             International Equity
                                                                Principal    --------------------------   -------------------------
Issuer Description                                               Amount        Cost       Current Value      Cost     Current Value
- ------------------                                              ----------   ----------   -------------   ----------  -------------

Cash                                                            $  368,163   $    4,134   $       4,134   $      849  $         849
                                                                             ----------   -------------   ----------   ------------
               Total cash and cash equivalents                                    4,134           4,134          849            849

*Univar Corp. Common Stock                                       1,394,578          -               -            -              -

Shares of registered investment companies                        1,411,633    8,528,344       9,318,774    1,786,361      1,914,417

Various Certificates of Annuity (see Schedule 1 - Exhibit 1)

                                                                11,840,120          -               -            -              -
                                                                             ----------   -------------   ----------   ------------
               Total investments                                              8,532,478       9,322,908    1,787,210      1,915,266
                                                                             ----------   -------------   ----------   ------------
                                                                             $8,532,478   $   9,322,908   $1,787,210   $  1,915,266
                                                                             ==========   =============   ==========   ============


                                                                           S&P 500                   Lifepath 2000
                                                                  --------------------------   -----------------------
Issuer Description                                                  Cost       Current Value    Cost    Current Value
- ------------------                                                --------     -------------   --------  -------------

Cash                                                              $     3,864  $       3,864   $    412  $         412
                                                                  -----------  -------------   --------  -------------
               Total cash and cash equivalents                          3,864          3,864        412            412

*Univar Corp. Common Stock                                                -              -          -              -

Shares of registered investment companies                           7,575,873      8,709,516    893,621        928,457

Various Certificates of Annuity (see Schedule 1 - Exhibit 1)

                                                                         -               -          -              -
                                                                  ----------   -------------   --------  -------------
               Total investments                                   7,579,737       8,713,380    894,033        928,869
                                                                  ----------   -------------   --------  -------------
                                                                  $7,579,737   $   8,713,380   $894,033  $     928,869
                                                                  ==========   =============   ========  =============

*Indicates a party-in-interest.


          The accompanying notes are an integral part of this schedule.

                                                                     SCHEDULE 1
                                                                    Page 2 of 3


                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN
                   (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)

                                    ITEM 27a

                 SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                DECEMBER 31, 1995

                                                                         Lifepath 2010            Lifepath 2020
                                                                   ------------------------  -------------------------
Issuer Description                                                   Cost     Current Value    Cost      Current Value
- ------------------                                                ----------  ------------- ----------  -------------

Cash                                                              $      619  $         619  $      619  $         619
                                                                  ----------  -------------  ----------  -------------
               Total cash and cash equivalents                           619            619         619            619

*Shares of registered investment companies                         1,319,882      1,395,547   1,268,156      1,395,042

Various Certificates of Annuity (see Schedule 1 - Exhibit 1)             -              -           -              -
                                                                  ----------  -------------  ----------  -------------
               Total investments                                   1,320,501      1,396,166   1,268,775      1,395,661
                                                                  ----------  -------------  ----------  -------------
                                                                  $1,320,501  $   1,396,166  $1,268,775  $   1,395,661
                                                                  ==========  =============  ==========  =============



                                                                       Lifepath 2030            Lifepath 2040
                                                                  -----------------------  -----------------------
Issuer Description                                                  Cost    Current Value    Cost    Current Value
- ------------------                                                --------  -------------  --------  -------------

Cash                                                              $    108  $         108  $     66  $          66
                                                                  --------  -------------  --------  -------------
               Total cash and cash equivalents                         108            108        66             66

*Shares of registered investment companies                         216,935        243,780   135,556        149,669

Various Certificates of Annuity (see Schedule 1 - Exhibit 1)           -              -         -              -
                                                                  --------  -------------  --------  -------------
               Total investments                                   217,043        243,888   135,622        149,735
                                                                  --------  -------------  --------  -------------
                                                                  $217,043  $     243,888  $135,622  $     149,735
                                                                  ========  =============  ========  =============

*Indicates a party-in-interest.

The accompanying notes are an integral part of this schedule.

                                                                     SCHEDULE 1
                                                                    Page 3 of 3

                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN
                   (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)

                                    ITEM 27a

                 SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

                                DECEMBER 31, 1995

                                                                          Fixed Income                 Company Stock
                                                                   ---------------------------  --------------------------
Issuer Description                                                  Cost         Current Value     Cost      Current Value
- ------------------                                                 -----------   -------------  -----------  -------------

Cash                                                               $   (64,097)  $     (64,097) $   420,674  $     420,674
                                                                   -----------   -------------  -----------  -------------
               Total cash and cash equivalents                         (64,097)        (64,097)     420,674        420,674

*Univar Corp. Common Stock                                                 -               -     11,260,539     10,833,566

*Shares of registered investment companies                                 -               -            -

Various Certificates of Annuity (see Schedule 1 - Exhibit 1)        11,840,120      11,840,120          -
                                                                   -----------   -------------  -----------  -------------
               Total investments                                    11,776,023      11,776,023   11,681,213     11,254,240

Participant's loans (5.95% to 9%)                                          -               -           -
                                                                   -----------   -------------  -----------  -------------
                                                                   $11,776,023   $  11,776,023  $11,681,213  $  11,254,240
                                                                   ===========   =============  ===========  =============

Issuer Description                                                           Loan                       Total
- ------------------                                                 -------------------------  --------------------------
                                                                      Cost     Current Value      Cost     Current Value
                                                                   ----------  -------------  -----------  -------------

Cash                                                               $      915  $         915  $   368,163  $     368,163
                                                                   ----------  -------------  -----------  -------------
               Total Cash and cash equivalents                            915            915      368,163        368,163

*Univar Corp. Common Stock                                                -              -     11,260,539     10,833,566

*Shares of registered investment companies                                -              -     21,724,728     24,055,202

Various Certificates of Annuity (See Schedule 1 - Exhibit 1)              -              -     11,840,120     11,840,120
                                                                   ----------  -------------  -----------  -------------
               Total investments                                      915            915  4 5,193,550  4   7,097,051

Participant's loans (5.95% to 9%)                                   2,063,279      2,063,279    2,063,279      2,063,279
                                                                   ----------  -------------  -----------  -------------
                                                                   $2,064,194  $   2,064,194  $47,256,829  $  49,160,330
                                                                   ==========  =============  ===========  =============


*Indicates a party-in-interest.


          The accompanying notes are an integral part of this schedule.

                                                         SCHEDULE 1 - EXHIBIT 1

                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN

                   (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)

                             CERTIFICATES OF ANNUITY

                                DECEMBER 31, 1995

Issuer                                                        Contract
  Description                                   Cost            Value
- ----------------------------------         --------------   --------------
Confederation Life, GIC #62127
  9.18%, due 3/30/95                       $    1,462,908   $    1,462,908

Hartford Life, GIC #GA-9906
  6.58%, due 3/31/99                            2,027,178        2,027,178

New York Life Insurance Co.
  GIC #GA-06108
  8.38%, due 9/30/96                            2,695,544        2,695,544

Principal Mutual Life
  GIC #4-10581
  5.63%, due 9/30/98                            1,523,027        1,523,027

Provident Life and Accident Insurance
  GIC #627-05496
  5.40%, due 3/31/98                            2,607,847        2,607,847

Wells Fargo GIC Fund                            1,523,616        1,523,616
                                           --------------   --------------
                                           $   11,840,120   $   11,840,120
                                           ==============   ==============

         The accompanying notes are an integral part of this schedule.

                                                                     SCHEDULE 2

                               UNIVAR CORPORATION

                      UNI$AVER TAX SAVINGS INVESTMENT PLAN
                   (TAX ID NUMBER 91-0816142, PLAN NUMBER 002)

                                    ITEM 27d

                       SCHEDULE OF REPORTABLE TRANSACTIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                      Number of     Total     Number of     Total      Gain (Loss)
                Issuer                        Description             Purchases   Purchases     Sales       Sales        on Sales
- ------------------------------------- -----------------------------   ---------  -----------  ---------  ------------  ----------

Category i: Individual transactions in excess of 5 percent of plan assets at January 1, 1995:
- ---------------------------------------------------------------------------------------------

*BZW Barclays Global Investors        Growth Stock Fund                       1  $ 6,198,165          1  $  4,419,171  $  827,508
                                                                              1    4,419,172

*BZW Barclays Global Investors        S&P 500 Fund                            1  $12,460,612          1     6,950,487     580,839
                                                                              1    4,235,298          1     4,235,293     966,824


Category iii: Series of transactions in excess of 5 percent of plan assets at January 1, 1995:
- ----------------------------------------------------------------------------------------------

*BZW Barclays Global Investors        Growth Stock Fund                      89   12,821,318         77     4,292,973     933,511

*BZW Barclays Investors               International Equity Fund              55    2,711,000          -             -           -

*BZW Barclays Investors               S&P 500 Fund                           64   18,725,674        105    11,149,800   1,319,006

*BZW Barclays Investors               Lifepath 2020 Fund                     52    2,538,582          -             -           -

 Various                              Fixed Income Fund                      52   10,481,073        113    12,848,810           -

*Univar Corporation                   Common Stock                           52    7,910,315        120     7,543,952     314,065

There were no category ii or iv transactions
- --------------------------------------------

*Indicates a party-in-interest.

          The accompanying notes are an integral part of this schedule.